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                                LOAN AGREEMENT

                                 By and Among


                             BOSS HOLDINGS, INC.,
                                 as Borrower,

                         BOSS MANUFACTURING COMPANY,
                                 as Borrower,

                                     and

             AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO,
                                   as Bank


                          Dated as of  June 16, 2000

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

                              TABLE OF CONTENTS

1.  DEFINITIONS AND INITIAL TERMS                                          1
    1.1   Certain Definitions                                              1
          -------------------
    1.2   Certain UCC and Accounting Terms                                10
          --------------------------------
    1.3   Certain Matters of Construction                                 10
          -------------------------------

2.  LOANS: BANK'S COMMITMENTS AND BORROWING PROCEDURES                    11

    2.1   Revolving Credit Commitment                                     11
          ---------------------------
    2.2   Borrowing Procedures for Revolving Loans                        11
          ----------------------------------------
    2.3   Procedures for Letter of Credits                                12
          --------------------------------
    2.4   Limitation on Borrowings Made and Letters of Credit Issued
          ----------------------------------------------------------
          Under the Revolving Credit Commitment                           12
          -------------------------------------
    2.5   Rollovers                                                       12
          ---------
    2.6   Authorized Officers                                             12
          -------------------

3.  LOANS: NOTES EVIDENCING LOANS:  JOINT AND SEVERAL OBLIGATIONS         13
    3.1   Revolving Note                                                  13
          --------------
    3.2   Recordation                                                     13
          -----------
    3.3   Joint and Several Liability; Extent of Obligations              13
          --------------------------------------------------

4.  LOANS: INTEREST; LETTER OF CREDIT FEES; AVAILABILITY FEES             13
    4.1   Interest Rates                                                  13
          --------------
    4.2   Computation of Interest                                         14
          -----------------------
    4.3   Interest Laws                                                   14
          -------------
    4.4   Letter of Credit Fee                                            14
          --------------------
    4.5   Availability Fee                                                14
          ----------------

5.  LOANS: GENERAL INITIAL TERMS                                          15
    5.1   Payments to Bank                                                15
          ----------------
    5.2   Automatic Debit                                                 16
          ---------------
    5.3   Conditions Precedent                                            17
          --------------------
    5.4   Offset                                                          17
          ------
    5.5   Discretionary Disbursements                                     18
          ---------------------------
    5.6   Termination Date; Continuance of Obligations, Etc.              18
          --------------------------------------------------

6.  LOANS: CONDITIONS TO LENDING                                          18
    6.1   Initial Loan Conditions Precedent                               18
          ---------------------------------
    6.2   Further Loan Conditions Precedent                               19
          ---------------------------------

7.  REPRESENTATIONS AND WARRANTIES; COVENANTS                             20
    7.1   Representations and Warranties of Borrowers                     20
          -------------------------------------------
    7.2   Affirmative Covenants                                           23
          ---------------------
    7.3   Negative Covenants                                              26
          ------------------
    7.4   Financial Covenants                                             28
          -------------------
    7.5   Maintenance of Accounts                                         29
          -----------------------
    7.6   Clean Down Requirement                                          29
          ----------------------
    7.7   Bank Accounts                                                   29
          -------------

8.  DEFAULT                                                               29
    8.1   Events of Default                                               29
          -----------------
    8.2   Cumulative Remedies                                             31
          -------------------
    8.3   Suspension of Commitment; Acceleration and Early Termination
          ------------------------------------------------------------
          of Loans                                                        31
          --------
    8.4   Manner of Application: Waiver of Setoff Prohibition             31
          ---------------------------------------------------

9.  GENERAL                                                               31
    9.1   Payment Application Date                                        31
          ------------------------
    9.2   Survival of Representations and Warranties                      31
          ------------------------------------------
    9.3   Integration; Amendment; Assignment; Participation               31
          -------------------------------------------------
    9.4   No Waiver                                                       32
          ---------
    9.5   Severability                                                    32
          ------------
    9.6   Successors and Assigns                                          32
          ----------------------
    9.7   Conflict with Other Agreements                                  33
          ------------------------------
    9.8   No Impairment by Termination                                    33
          ----------------------------
    9.9   Waivers                                                         33
          -------
    9.10  Indemnification                                                 33
          ---------------
    9.11  Governing Law                                                   34
          -------------
    9.12  Notices                                                         34
          -------
    9.13  FORUM; AGENT; VENUE; JURY TRIAL WAIVER                          35
          --------------------------------------
    9.14  Reimbursement of Expenses                                       35
          -------------------------
    9.15  Revival                                                         36
          -------
    9.16  Confidentiality of Information                                  36
          ------------------------------
    9.17  Acknowledgments                                                 37
          ---------------
    9.18  Headings                                                        37
          --------
    9.19  Counterparts; Facsimile                                         37
          -----------------------
    9.20  Governing Agreement                                             37
          -------------------

                                   EXHIBITS

Exhibit 2.2                   Borrower Request
Exhibit 3.1                   Revolving Note
Exhibit 6.1(a)(ii)            Security Agreement
Exhibit 6.1(a)(vi)            Borrowing Base Certificate
Exhibit 6.1(b)(i)             Guaranty

Exhibit 7.2(d)(viii)          Compliance Statement

                                  SCHEDULES

Schedule 1.1                  Entities Exempt from Change in Control
Schedule 7.1(e)               Material Contingent Obligations
Schedule 7.1(f)               Litigation
Schedule 7.1(l)               Authorized Representatives
Schedule 7.1(n)               Environmental Matters
Schedule 7.1(r)               Subsidiaries
Schedule 7.1(s)               Labor Matters
Schedule 7.1(v)               Insurance Policies
Schedule 7.1(x)               Capital Structure
Schedule 7.3(a)(v)            Liens
Schedule 7.3(g)               Debt

                                LOAN AGREEMENT

    THIS LOAN AGREEMENT (this "Agreement") is made as of the 16th day of June, 2000, by and among Boss Holdings, Inc., a Delaware corporation, and Boss Manufacturing Company, a Delaware corporation (each individually, and a "Borrower" and collectively the "Borrowers"), and AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association ("Bank").

                                 WITNESSETH:

    WHEREAS, Borrowers desire to borrow funds and to obtain other financial accommodations, among other things, to refinance existing debt, to cause certain letters of credit to be issued by Bank, to finance certain working capital needs and to provide funds for general business purposes of the Borrowers;

    WHEREAS, on the terms and subject to the conditions contained in this Agreement, Bank is willing to provide such financing and financial accommodations; and

    WHEREAS, Bank and Borrowers are desirous of fully setting forth their rights and obligations with respect to the loans to, and borrowings by, Borrowers.

    NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, Borrowers agree to borrow from Bank, and Bank agrees to lend to Borrowers, subject to and upon the following terms and conditions:

                      1.  DEFINITIONS AND INITIAL TERMS

    1.1   Certain Definitions. The following words, terms and/or phrases
          -------------------
shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form thereof, giving effect to the numerical difference.

    "Account Debtor" shall have the meaning assigned such term in the
     --------------
    Security Agreement.

    "Accounting Changes" shall have the meaning assigned to such term in
     ------------------
    paragraph 1.2 hereof.

    "Adjusted LIBOR Rate" shall mean the LIBOR Rate plus 2.10% per annum.
     -------------------

    "Affiliate" means with respect to any Person, (i) each Person that,
     ---------
directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, twenty percent (20%) or more of the stock having ordinary voting power in the election of directors, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, and (iii) each of such Person's officers, directors, and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

    "Authorized Officer" means any individual identified on Schedule 7.1(1)
     -----------------
hereto who is authorized to act on behalf of the Borrower.

    "Bankruptcy Code" means Title 11 of the United States Code, as amended.
     ---------------

    "Base Rate" means at any time and from time to time the rate of interest
     ---------
per annum which Bank most recently announces as its corporate base rate in Chicago, Illinois, which rate shall not necessarily be the lowest rate of interest which Bank charges its customers. The rate of interest shall change automatically and immediately as and when the Base Rate shall change, without notice to the Borrower, and any notice to which it may be entitled is hereby waived, and any such change in Bank's Base Rate shall not affect any of the terms and conditions of this Agreement, all of which remain in full force and effect.

    "Borrowed Debt" shall mean items (i) through (iv) in the definition of
     -------------
Debt provided with respect to item (iii), Borrowed Debt shall not include trade payables incurred in the ordinary course of business.

    "Borrower Request" has the meaning assigned to such term in Paragraph 2.2
     ----------------
hereof.

    "Borrowers' Liabilities" means all Revolving Loans and all other
     ----------------------
advances, letter of credit reimbursement obligations and/or debts, liabilities, obligations, covenants and duties owing, arising, due or payable from or by Borrowers to Bank of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the Other Agreements or operation of law or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however evidenced, created incurred or acquired. The term includes, without limitation, all interest charges, late payment charges, expenses, fees, legal fees and any other sums chargeable to Borrower under this Agreement or any of the Other Agreements.

    "Borrowing Base" means, as of any time the same is to be determined 80%
     --------------
of Eligible Receivables and 40% of Eligible Inventory provided, however, that
(i) advances relying upon Eligible Inventory shall not exceed a maximum of $2,000,000 during the time period October 1, through December 31, and January 1, through May 30th of each year and a maximum of $4,000,000 during the time period of June 1st, through September 30th of each year; (ii) advances relying upon Eligible Receivables and Eligible Inventory included in the Borrowing Base from Boss Balloon Company shall not exceed $1,000,000 and
(iii) advances relying upon the Eligible Inventory and Eligible Receivables included in the Borrowing Base from Boss Manufacturing Holdings, Inc. shall not exceed $1,500,000.

    "Business Day" means any day on which Bank is open for the transaction of
     ------------
commercial banking business in Chicago, Illinois other than a Saturday or Sunday.

    "Cash Collateral Account" means a cash collateral account maintained by
     -----------------------
the Borrowers at Bank to which all payments on items received in the Lockbox shall be deposited.

    "Change of Control" means the occurrence of any of the following events
     -----------------
(whether or not approved by the Board of Directors of the Borrower): (i) any Person, including any group acting for the purpose of acquiring, holding or disposing of securities, is or becomes the beneficial owner, directly or indirectly, of more than 25% of the total voting power of the then outstanding voting stock of the Borrower or (ii) the Borrower consolidates or merges into another Person and is not the survivor in the merger. Notwithstanding the foregoing, the entities appearing on Schedule 1.1 may acquire any percentage as a group or individually without such acquisition constituting a Change in Control.

    "Closing Date" means June 16, 2000.
     ------------

    "Code" means the Internal Revenue Code of 1986, as amended.
     ----

    "Commitment Letter" means the letter dated April 27, 2000 from Bank to
     -----------------
Boss Holdings, Inc., regarding this Agreement.

    "Current Ratio" means as of any date, the ratio equal to (i) current
     -------------
assets less prepaid expenses as determined in conformity with GAAP consistently applied to (ii) current liabilities less the current portion of deferred revenues as determined in conformity with GAAP consistently applied plus, to the extent not included in current liabilities, all outstanding Revolving Loans.

    "Debt" means all of a Person's liabilities, obligations and indebtedness
     ----
to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law or otherwise. Without in any way limiting the generality of the foregoing, Debt specifically includes (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) liabilities in respect of unfunded vested benefits under Plans and Multiemployer Plans covered by Title IV of ERISA.

    "Debt to Tangible Net Worth Ratio" means as of any date, the ratio equal
     --------------------------------
to (i) all obligations of Parent and its Subsidiaries which are (or, as of such date, should be) accounted for as indebtedness on the consolidated balance sheet of Parent in conformity with GAAP consistently applied whether such obligations are classified as long term or short term under GAAP consistently applied to (ii) Tangible Net Worth.

    "Debt Service Coverage Ratio" means a ratio, calculated on a consolidated
     ---------------------------
basis of the Parent equal to (i) the sum of Net Income on a consolidated basis plus, interest expense, amortization and depreciation expenses less unfinanced capital expenditures, and dividends to (ii) the sum of interest expense plus scheduled principal payments on long term debt and capital leases, all in accordance with GAAP.

    "Default" means any event or condition the occurrence of which would,
     -------
with the lapse of time or the giving of notice, or both, become an Event of Default.

    "Default Rate" shall have the meaning assigned to such term in Paragraph
     ------------
4.1(c) hereof.

    "Early Termination Date" means the date, pursuant to Paragraph 8.3, upon
     ----------------------
which, whether by notice or by right hereunder, Bank's obligation to extend credit hereunder is terminated.

    "Eligible Inventory" means Inventory of Borrowers, Boss Balloon Company
     ------------------
and Boss Manufacturing Holdings, Inc. except that, the following Inventory is not Eligible Inventory:

          (a) Inventory which is work-in-process;

          (b) Inventory which is obsolete or damaged, or not useful;

          (c) Inventory in which Bank does not have a first perfected security interest or in which any other Person claims a security interest or lien;

          (d) Inventory which is in transit or in locations other than described in Borrowers Security Agreement;

          (e) Inventory which is uninsured;

          (f) Inventory which is held on consignment for or is subject to a bailment arrangement with any other Person;

          (g) Inventory which is used in packaging or shipping of Inventory or in displays.

    "Eligible Receivables" means any receivable of either Borrower or of Boss
     --------------------
Balloon or Boss Manufacturing Holdings, Inc., so long as such companies are Guarantors and provided that the Borrowers and such Guarantors have delivered a Security Agreement as required herein, that:

          (a) is denominated and payable in United States Dollars, and owing by an account debtor who is a resident of the United States;

          (b) is the valid, binding and legally enforceable obligation of the account debtor obligated thereon and such account debtor is not (i) a Subsidiary or an Affiliate of the Borrowers or any Subsidiary of the Borrowers, (ii) a shareholder, director, officer or employee of the Borrowers, any Guarantor or any of their Subsidiaries or Affiliates or
    (iii) the United States of America or any department, agency or instrumentality thereof unless the Borrowers or such Subsidiary has complied with the Assignment of Claims Act to the satisfaction of the Bank;

          (c)   is not evidenced by chattel paper or an instrument;

          (d) is an asset of the Borrower or such Subsidiary to which it has good and marketable title, is assignable, and is subject to an enforceable Lien pursuant to the Security Agreement in favor of the Bank free and clear of any other liens;

          (e) is not subject to any rebate, refund (except as may be required upon prepayment of the underlying loan obligation), reduction, credit or allowance of any kind except that receivables subject to a rebate of 10% or less customarily granted may be included after deduction for such portion subject to rebate;

          (f) is not subject to any asserted right of rescission, offset, counterclaim or other defense with respect thereto and that any amounts represented as owing with respect to such receivable are true and correctly stated;

          (g) is not owed by an account debtor who is obligated on accounts owed to the Borrower or such Subsidiary if 10% of all amounts owing is unpaid more than 90 days after the contractual date (without regard to any stated grace period) and, if less than 10% is overdue, such portion which is overdue shall not be an Eligible Receivable;

          (h) all representations of the Borrower or such Subsidiary with respect to such receivable in the Security Agreement are true and correct;

          (i) was created in accordance with, and is subject to loan and security documentation which complies in all respects with, all applicable federal, state and local laws, rules and regulations; and

          (j) is not a receivable which Bank in its reasonable business judgment deems unacceptable.

    "Environmental Claim" means any notice of violation, claim, demand,
     -------------------
abatement order or other order or direction (conditional or otherwise) by any governmental authority for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, release of any Hazardous Material into the environment, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the occurrence of a Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Material, in, into or onto the environment at, in, by, from, onto or related to any Facility, (ii) the generation, use, handling, transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any Facility, or (iii) the violation, or alleged violation, of any Environmental Laws or any Governmental Authorizations relating to environmental matters in connection with the Facilities.

    "Environmental Laws" means all statutes, ordinances, orders, rules,
     ------------------
regulations, or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, handling, transportation, storage, treatment or disposal of Hazardous Materials or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare related to Hazardous Materials, in any manner applicable to Borrower or any of its properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sec.9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sec.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sec.6901 etc.), the Federal Water Pollution Control Act (33 U.S.C. Sec.1251 et seq.), the Clean Air Act (42 U.S.C Sec.7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sec.2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sec.651 et seq.) and the Emergency Planning and Community
Right-To-Know Act (42 U.S.C. Sec.11001 et seq.), each as amended or supplemented, and any analogous present or future local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as the
     -----
same may be amended from time to time and, unless the context otherwise requires, the regulations promulgated thereunder and any successor statute.

    "ERISA affiliate" means each trade or business (whether or not
     ---------------
incorporated) which together with Borrower would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA or, where applicable, would be treated as a "single employer" under Section 412(c)(11) of the Code.

    "ERISA Termination Event" means (i) a "Reportable Event" described in
     -----------------------
Section 4043 of ERISA (other than a "Reportable Event" not subject to the provision for 30-day notice to the PBGC under such regulations), (ii) the withdrawal of any Borrower from a Plan during a plan year in which it was a "substantial employer," as defined in Section 4001 (a) of ERISA, including a cessation of operations that is treated as a withdrawal by a "substantial employer" under Section 4062(e) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, (v) any other event or condition which in the reasonable judgment of any Borrower is likely to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to or any ERISA administrator for, any Plan, or (vi) the partial or complete withdrawal of any Borrower or any ERISA affiliate from a Multiemployer Plan.

    "Event of Default" shall have the meaning assigned to such term in
     ----------------
Paragraph 8.1.

    "Excess Interest" shall have the meaning assigned to such term in
     ---------------
Paragraph 4.3.

    "Facilities" means any and all real property (including, without
     ----------
limitation, all buildings, or other improvements located thereon) now, hereafter or heretofore, owned, leased, operated or used by Borrowers or any of their successors and assigns.

    "GAAP" shall mean generally accepted accounting principles as in effect
     ----
from time to time.

    "Governmental Authorization" means any permit, license, authorization,
     --------------------------
directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court having jurisdiction over Borrowers or any Facility.

    "Guarantor" shall mean each Subsidiary of Parent who is party to a
     ---------
Guaranty.

    "Guaranty" shall mean the Guaranty executed and delivered on the Closing
     --------
Date by Boss Balloon Company and Boss Manufacturing Holdings, Inc. in the form of Exhibit 6.1(b)(1) hereto, as the same may be amended, supplemented, modified or restated from time to time or assumed by additional Subsidiaries or as replaced by another guaranty.

    "Hazardous Materials" means (i) any chemical, material or substance
     -------------------
defined as or included in the definition of "hazardous substances, "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto, (ii) any oil, petroleum or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, (vi) asbestos in any form (which is or could become friable), (vii) urea formaldehyde foam insulation,
(viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (ix) pesticides or (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

    "Large Cap Stocks" shall mean equity investments in companies traded on a
     ----------------
national exchange or the NASDAQ having a market capitalization of $1 billion or more provided such stocks are not held in a margin account.

    "Letter of Credit" means and includes all outstanding letters of credit
     ----------------
issued by Bank under the terms of any of the Letter of Credit Agreements at the request of either of the Borrowers.

    "Letter of Credit Agreement" means one or more Other Agreements under the
     --------------------------
terms of which Bank issues one or more Letters of Credit pursuant to the Revolving Credit Commitment contained in Paragraph 2.1 hereof.

    "LIBOR Tranche" means a Revolving Loan which bears interest with
     -------------
reference to the Adjusted LIBOR Rate.

    "LIBOR Rate" means, for each LIBOR Tranche, the rate per annum for
     ----------
deposits in U.S. Dollars in the London Interbank Market for a period equal to such LIBOR Tranche as announced by Bank at the time such LIBOR Tranche is requested by Borrowers.

    "Lien" means any interest in Property securing an obligation owed to, or
     ----
a claim by, a Person other than the owner of the Property, whether such interest is based upon the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, Borrower shall be deemed to be the owner of the Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

    "Lockbox" means any lockbox maintained by Borrowers and Guarantors at
     -------
Bank pursuant to such agreements as Borrowers and Guarantors shall enter into with Bank.

    "Material Adverse Effect" shall mean (a) a materially adverse effect on
     -----------------------
the business, assets, operations or financial condition of the Borrowers, (b) material impairment of the ability of the Borrowers to perform any material obligation under this Agreement or the Other Agreements to which it now is or hereafter becomes a party or (c) material impairment of any of the material rights or benefits available to Bank under this Agreement or the Other Agreements.

    "Maximum Rate" shall have the meaning assigned to such term in Paragraph
     ------------
4.3

    "Multiemployer Plan" means a plan defined as such in Section 4001(a)(3)
     ------------------
of ERISA to which contributions have been made by a Borrower or an ERISA affiliate.

    "Net Income" means as of any date, the amount equal to the aggregate net
     ----------
income, before consideration of any gains or charges resulting from extraordinary items, of the Borrowers as determined in conformity with GAAP consistently applied.

    "Other Agreements" means all agreements, instruments and documents,
     ----------------
including, without limitation, applications, documents and agreements delivered in connection with any Letter of Credit Agreement, Lockbox agreements, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of the Borrowers or the Guarantors and delivered to Bank including, without limitation, the Revolving Note, the Security Agreement, the Guaranty and any Letter of Credit Agreement.

    "Parent" shall mean Boss Holdings, Inc.
     ------

    "PBGC" means the Pension Benefit Guaranty Corporation and any entity
     ----
succeeding to any or all of its functions under ERISA.

    "Permitted Liens" has the meaning assigned to such term in Section 7.3(a)
     ---------------
hereof.

    "Person" means and includes any individual, partnership, joint venture,
     ------
corporation, limited liability company, trust, unincorporated organization, government or any department or agency thereof or any other entity or organization.

    "Plan" means, at any time, any single-employer plan, as defined in
     ----
Section 4001(a) and subject to Title IV of ERISA, which is maintained, or at any time during the five calendar years preceding the time in question was maintained, for employees of Borrower.

    "Property" shall mean any interest in any kind of property or asset,
     --------
whether real, personal or mixed, or tangible or intangible.

    "Release" means any release, spill, emission, leaking, pumping, pouring,
     -------
injection, escape, deposit, disposal, discharge, dumping, leaching, or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility.

    "Revolving Credit Commitment" means the revolving credit facility in an
     ---------------------------
amount not to exceed $10,000,000.

    "Revolving Credit Termination Date" means May 30, 2002, as such date may
     ---------------------------------
be amended upon the written consent of all of the parties hereto.

    "Revolving Loans" means and includes all advances made by Bank under the
     ---------------
Revolving Credit Commitment, but excluding the stated amount of any then outstanding Letters of Credit.

    "Revolving Note" means that certain  Revolving Note of even date herewith
     --------------
made payable by Borrowers in favor of Bank in the original maximum principal amount of $10,000,000 as described in Paragraph 3.1 hereof.

    "Security Agreement" means that certain Security Agreement dated as of
     ------------------
even date herewith in the form of Exhibit 6.1(a)(ii) hereto and as such agreement may be amended or modified hereafter.

    "Stated Expiration Date" means with respect to each Letter of Credit the
     ----------------------
date upon which such Letter of Credit is stated to expire, subject to such earlier termination as shall be set forth therein or in the applicable Letter of Credit Agreement.

    "Subsidiary" means with respect to Parent, a corporation of which Parent
     ----------
and its other Subsidiaries, directly or indirectly own more than 50% of the ordinary voting power for the election of directors and with respect to any other entity, which Parent and its other Subsidiaries, if any, directly or indirectly, have the power to control.

    "Tangible Net Worth" means at any date the amount on a consolidated
     ------------------
basis, without duplication, equal to (i) the stockholders' equity of Parent in accordance with GAAP consistently applied as of such date less (ii) the amounts shown on Parent balance sheet as of such date for goodwill, intangible assets, and prepaid expenses (other than prepaid and deferred income taxes), and advances and loans to Affiliates, all as determined in accordance with GAAP.

    "Total Revenues" shall mean gross sales less any applicable discounts,
     --------------
returns or any allowances.

    "Tranche Maturity Date" means, for any LIBOR Tranche, the last day of
     ---------------------
such LIBOR Tranche.

    "Unused Commitments" shall mean the Revolving Credit Commitment less the
     ------------------
outstanding amount of all Revolving Loans and the stated amount of all outstanding Letters of Credit.

    "Working Capital" shall have the meaning customarily given to such term
     ---------------
in accordance with GAAP.

    1.2   Certain UCC and Accounting Terms. Except as otherwise defined in
          --------------------------------
this Agreement or the Other Agreements, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefor (if any) in the Uniform Commercial Code as adopted by the State of Illinois. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. All financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP, consistently applied. No Accounting Changes (as defined below) shall affect financial covenants, standards or terms in this Agreement in the first year of each Accounting Change; provided, however, that Borrowers shall prepare footnotes to the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes) for the first year in which an Accounting Change occurs. "Accounting Changes" means changes in accounting principles required by GAAP occurring after the Closing Date and implemented by a Borrower.

    1.3   Certain Matters of Construction
          -------------------------------

          (a) The terms "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including without limitation to any of the Other Agreements, shall include any and all amendments, modifications or supplements thereto and any and all extensions or renewals thereof. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

          (b) In this Agreement and the Other Agreements, in the computation of periods of time from a specified date to a later date (i) the word "from" means "from and including", (ii) the words "to" and "until" each means "to, but excluding" and (iii) the words "through", "end of" and "expiration" each mean "through and including". All references in this Agreement and the Other Agreements to "month" "quarter" or "year", unless specified otherwise, shall be deemed to refer to a calendar month, quarter or year.

          (c) Except as otherwise specifically provided for herein, whenever Bank's consent is required to be obtained hereunder or under any of the Other Agreements as a condition to any action, inaction, condition or event, Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security, the payment of money or any other matter.

          (d) Borrower and Borrower's counsel participated fully in the negotiation and documentation of this Agreement and the Other Agreements. Each party agrees that any rule of construction that provides that any ambiguity in any document shall be interpreted against the drafter shall not be employed in any dispute or litigation.

            2.  LOANS: BANK'S COMMITMENTS AND BORROWING PROCEDURES

    2.1   Revolving Credit Commitment.  On the terms and subject to the
          ---------------------------
conditions set forth in this Agreement, Bank agrees, for so long as no Default or Event of Default shall have occurred and be continuing, to make revolving credit available to the Borrowers from time to time prior to the Revolving Credit Termination Date or an Early Termination Date, if any, in such aggregate amounts not to exceed the limitation set forth in Section 2.4 and as an Authorized Officer may from time to time request. On the terms and subject to the conditions set forth in this Agreement, the Revolving Credit Commitment shall be available to the Borrowers by means of Revolving Loans and the issuance of any Letters of Credit, it being understood that (a) Revolving Loans may be repaid, subject to the limitation set forth in Section 5.1(b), and used again during the period from the date hereof to and including the Revolving Credit Termination Date and (b) the Letters of Credit may terminate or be reimbursed in accordance with the applicable Letter of Credit Agreement and thereafter new Letters of Credit (having Stated Expiration Dates not later than the Revolving Credit Termination Date) may be issued again during the period from the date hereof to and including the Revolving Credit Termination Date.

    2.2   Borrowing Procedures for Revolving Loans
          ----------------------------------------

    (a) Requests by Borrowers for disbursements of Revolving Loans shall be made in writing in the form of Exhibit 2.2 hereof (the "Borrower Request") and delivered in person or by telecopier or facsimile transmission, but at Bank's sole discretion, Bank may disburse a Revolving Loan upon the oral request of Borrower (to be confirmed in writing), provided, however, that if Bank shall receive after 11:00 a.m. Chicago time on any Business Day, a Borrower Request for disbursement, Bank shall not be obligated to make such disbursement until the next Business Day.

    (b) Each Borrower Request shall be irrevocable and shall be effective upon receipt by Bank and shall specify the following: the date of such Revolving Loan, the amount of such

Revolving Loan, the type of interest rate applicable Revolving Loan (Adjusted LIBOR Rate or Base Rate), and if to be a LIBOR Tranche, the duration of the period for such LIBOR Tranche. Each LIBOR Tranche shall be for a minimum of $100,000 (and in $50,000 increments thereof,) and shall be for a period of either 30 days, 60 days, 90 days, 120 days or 180 days. No LIBOR Tranche shall be selected which has a Tranche Maturity Date which is later than the Revolving Credit Termination Date.

    (c) Not later than 2:00 p.m., Chicago time, on the date specified for each borrowing provided a request has been given by the required time, Bank shall make available the amount of the Revolving Loan requested by depositing such amount in immediately available funds, in an account or accounts of Borrower maintained at the Bank.

    2.3   Procedures for Letter of Credits.  An Authorized Officer shall give
          --------------------------------
Bank irrevocable telephonic notice, which notice shall be confirmed in writing by delivery of a fully completed Letter of Credit Agreement in Bank's then current form within two Business Days, that it requests issuance of a Letter of Credit pursuant to the Revolving Credit Commitment, which Letter of Credit shall be in an amount not exceeding the amount available as set forth in Section 2.4 hereof and shall have a Stated Expiration Date no later than one year from the date of issuance and in no event shall a Stated Expiration Date be a date after the Revolving Credit Termination Date. Not later than 2:00 p.m. Chicago time, on the second Business Day after delivery of a fully completed Letter of Credit Agreement, Bank shall issue and deliver such Letter of Credit on behalf of the Borrower requesting such letter of credit.

    2.4   Limitation on Borrowings Made and Letters of Credit Issued Under
          ----------------------------------------------------------------
the Revolving Credit Commitment.  Notwithstanding anything in this Agreement
-------------------------------
or the Other Agreements to the contrary, Borrowers shall not request and the Bank shall have no obligation to make any Revolving Loan, if the principal portion of the aggregate Revolving Loans outstanding after making such Revolving Loan plus the stated amount of the then outstanding Letters of Credit shall exceed the lesser of (a) the Revolving Credit Commitment, and
(b) the Borrowing Base. Borrower shall not request issuance and Bank shall have no obligation to issue any Letter of Credit if the stated amount of the then outstanding Letters of Credit shall exceed the lesser of (a) the Revolving Credit Commitment or (b) the Borrowing Base minus the sum of (i) the principal portion of the aggregate Revolving Loans outstanding plus (ii) the stated amount of the then outstanding Letters of Credit (after giving effect to issuance of such newly requested Letter of Credit).

    2.5   Rollovers.  (a) An Authorized Officer shall give Bank irrevocable
          ---------
telephonic notice (which notice shall be promptly confirmed in writing) no later than 11:00 a.m., Chicago time, on the second Business Day preceding the Tranche Maturity Date of each LIBOR Tranche as to whether such LIBOR Tranche is to be repaid on its Tranche Maturity Date or whether it is to be rolled over into a new LIBOR Tranche, in which event the Borrowers shall notify the Bank of the duration of the new LIBOR Tranche (subject to those restrictions applicable to LIBOR Tranches). In the event the Borrowers shall fail to give such notice, the maturing LIBOR Tranche shall be rolled over into a Revolving Loan bearing interest at the Adjusted Base Rate.

    2.6   Authorized Officers.  For purposes of this Agreement and the other
          -------------------
Agreements, Borrowers agree that Bank may rely on any request, notice, consent or direction by any person that

Bank reasonably believes to be an Authorized Officer without necessity of independent investigation.

            3.  LOANS: NOTES EVIDENCING LOANS: JOINT AND SEVERAL
                                 OBLIGATIONS

    3.1   Revolving Note. The Revolving Loans made by Bank under the
          --------------
Revolving Credit Commitment shall be evidenced by a promissory note (as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutions therefor, the "Revolving Note") substantially in the form set forth in Exhibit 3.1, with appropriate insertions, dated the date hereof (or such other date prior thereto as shall be satisfactory to Bank), payable to the order of Bank. The unpaid principal amount of the Revolving Loans shall bear interest and be due and payable as provided in this Agreement and the Revolving Note. Payments to be made by Borrowers under the Revolving Note shall be made at the times, in the amounts and upon the terms set forth herein and therein.

    3.2   Recordation. The type, date, interest rate and amount of each
          -----------
Revolving Loan made by Bank and the interest rate, date and amount of each repayment of principal received by Bank shall be recorded by Bank in its records or, at its option, on the schedule attached to the Revolving Note. The aggregate unpaid principal amount so recorded shall be prima facie evidence of the principal amount owing and unpaid on the Revolving Note. The failure to so record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of Borrower hereunder or under the Revolving Note to repay the principal amount thereof together with all interest accrued thereon.

    3.3   Joint and Several Liability; Extent of Obligations.  The liability
          --------------------------------------------------
of the Borrowers hereunder is joint and several. The Borrowers hereby: (1) acknowledge and agree that the Bank shall have no obligation to proceed against one Borrower before proceeding against the other Borrower or any other Person, including any Guarantor, (2) waive any defense to their obligations under this Agreement or any of the Other Agreements based on or arising out of the disability or other defense or cessation of liability of one Borrower versus the other or of any other Person and (3) waive any right of subrogation or ability to proceed against any Person until the Borrowers' Liabilities have been paid and performed in full.

        4.  LOANS: INTEREST; LETTER OF CREDIT FEES; AVAILABILITY FEES

    4.1   Interest Rates.
          --------------

    (a) Borrowers' Liabilities arising under Article 2 hereof in respect of each of the Revolving Loans attributable to any LIBOR Tranche shall bear interest at the Adjusted LIBOR Rate for the period commencing on the date of such Revolving Loans until such Loans are paid in full, except as otherwise noted in Section 4.1(c) below. Borrowers' Liabilities arising under Article 2 hereof in respect of each of the Revolving Loans which are not attributable to a LIBOR Tranche shall bear interest at the Base Rate from time to time in effect for the period commencing on the date of such Loans until such Loans are paid in full, except as otherwise noted in Section 4.1(c) below

    (b) Accrued interest on the outstanding principal amount of Revolving Loans shall be payable monthly in arrears on the last Business Day of each calendar month commencing with the last Business Day of June, 2000. After the Revolving Credit Termination Date or any Early Termination Date, accrued interest on draws under any Letter of Credit and accrued interest on Revolving Loans shall be payable on demand.

    (c) If any reimbursement for or repayment of any amount (i) honored or paid in respect of any draft or draw on any Letter of Credit is not made on the first to occur of (A) the Revolving Credit Termination Date, (B) any Early Termination Date or (C) the date upon which reimbursement is due under the applicable Letter of Credit Agreement or (ii) on any Revolving Loan is not made on the Revolving Commitment Termination Date or on any Early Termination Date, then each such draw or Loan, as the case may be, shall bear interest from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to the Base Rate plus 2% (the "Default Rate").

    4.2   Computation of Interest.  Interest on each Loan shall be computed
          -----------------------
for the actual number of days elapsed on the basis of a 360-day year. In computing interest on any Loan, (i) the date of funding of the Loan shall be included and (ii) the date of payment of such Loan shall be excluded; provided, however, that if a Loan or draw is repaid on the same day on which it is made, one day's interest shall be paid on that Loan or draw. Interest shall be payable on each unreimbursed draw on each Letter of Credit in accordance with the terms of the applicable Letter of Credit Agreement.

    4.3   Interest Laws. Notwithstanding any provision to the contrary
          -------------
contained in this Agreement or the Other Agreements, Borrowers shall not be required to pay, and Bank shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the Other Agreements, then in such event: (a) the provisions of this Paragraph shall govern and control; (b) Borrowers shall not be obligated to pay any Excess Interest; (c) any Excess Interest that Bank may have received hereunder shall be, at the mutual agreement of Bank and Borrowers,
(i) applied as a credit against the outstanding principal balance of Borrowers' Liabilities or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or
(iii) any combination of the foregoing; (d) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the Other Agreements shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (e) Borrower shall not have any action against Bank for any damages arising out of the payment or collection of any Excess Interest.

    4.4   Letter of Credit Fee. The fee payable on each Letter of Credit
          --------------------
issued pursuant to the Revolving Credit Commitment shall be at the Bank's publicly announced fee schedule for letters of credit transactions and be payable as further provided in the applicable Letter of Credit Agreement.

    4.5   Availability Fee.  Borrowers hereby agree to pay to the Bank an
          ----------------
availability fee at the rate of 1/8 of 1% per annum on the average daily Unused Commitments. Such availability fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December in each year and on the Revolving Credit Termination Date unless an Early Termination Date occurs, in which event the availability fee for the period to the date of termination in whole shall be paid on the date of such termination.

                       5.  LOANS: GENERAL INITIAL TERMS

    5.1   Payments to Bank.
          ----------------

    (a)   Automatic Sweep.  Borrowers shall, and shall cause each Guarantor,
          ----------------
to direct all Account Debtors to mail all payments due a Borrower or Guarantor to a Lockbox. Collections on items delivered to such Lockbox shall be deposited into the Cash Collateral Account. If any Borrower or Guarantor shall receive payment by wire transfer, Borrowers agree to direct such wires, and to cause the Guarantors, to direct such wires to the Cash Collateral Account. Borrowers shall have no right to withdraw any funds from the Cash Collateral Account which shall be under the dominion and control of Bank. On each day, so long as no Default or Event of Default has occurred, Bank shall permit funds in the Cash Collateral Account to be swept into Borrowers' operating account as necessary to clear checks presented for payment against such operating account. All funds on deposit in the Cash Collateral Account at the end of each day shall be deducted by Bank and applied toward the payment of the Borrowers' Liabilities. For so long as no Default or Event of Default has occurred, payments received by Bank from the Cash Collateral Account shall be applied in the following order of priority:

          (i)     any expenses of Bank not yet paid;

          (ii)    any interest payment then due;

          (iii) to make payment according to the terms of any Letter of Credit Agreement;

          (iv)    Revolving Loans that are not LIBOR Tranches.

    If, after application as provided above, funds still remain on deposit in the Cash Collateral Account, such funds shall be applied to LIBOR Tranches only if such LIBOR Tranches are due or shall be invested in Bank's standard offered overnight investments as directed by Borrowers until amounts owing as provided in (i)-(iv) arise or a LIBOR Tranche becomes due, in which case such funds will be applied.

    (b) Borrowers may prepay at any time any Revolving Loan subject to the following.

    If Borrower elects to pay a LIBOR Tranche before its Maturity Date, Borrower will indemnify Bank for any loss or cost incurred by Bank resulting therefrom, including without limitation any loss or cost in liquidating or employing deposits acquired to fund or maintain the LIBOR Loan, provided,
                                                                --------
however, that Bank shall to the extent practical, notify Borrower of any
------
expected loss or cost in advance. Bank shall deliver a written statement setting forth in reasonable detail the calculations upon which Bank determined such amount which statement shall be presumed to be correct. Determination of such amounts shall be calculated as though Bank funded the LIBOR Tranche through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to the LIBOR Tranche whether in fact that is the case or not. The amount specified in the written statement shall be payable on demand.

    (c)   In addition, Borrowers shall make mandatory payments as follows:

          (i) Borrowers shall cause the Borrowing Base to be not less at any date than the aggregate principal amount of outstanding Revolving Loans plus the face amount of all outstanding Letter of Credits. Notwithstanding Section 5.1(a) hereof, Borrowers shall immediately prepay the Revolving Loan to Bank on any day in an amount by which the principal amount of outstanding Revolving Loans and the face amount of all outstanding Letters of Credit exceeds the Borrowing Base; and

          (ii)    That portion of Borrowers' Liabilities consisting of:
    (i) principal payable on Revolving Loans that are (A) LIBOR Tranches shall be payable by Borrowers to Bank solely on the first to occur of the
    (1) Tranche Maturity Date of the applicable LIBOR Tranche, (rollovers pursuant to Section 2.6, for purposes hereof, are deemed payments of the relevant LIBOR Tranche) (2) Revolving Credit Termination Date and (3) Early Termination Date and (B) Revolving Loans bearing interest at Base Rate shall be payable by Borrowers to Bank on the first to occur of the Revolving Credit Termination Date or the Early Termination Date; (ii) principal payable to reimburse Bank for draws under the Letter of Credit shall be payable by Borrower to Bank solely as provided in the applicable Letter of Credit Agreement, (iii) costs, fees and expenses payable pursuant to this Agreement shall be payable by Borrowers to Bank, on demand; (iv) interest payable pursuant to this Agreement shall be payable by Borrowers to Bank as provided in Paragraph 4.1; and (v) the balance of
                                        -------------
    Borrowers' Liabilities, if any, shall be payable by Borrowers to Bank as and when provided in this Agreement, the Letter of Credit Agreements or the Other Agreements. Except as provided in Paragraph 5.2 below, all of
                                                -------------
    such payments to Bank shall be payable at the place of business of the Bank specified at the beginning of this Agreement or at such other place or places as Bank may designate in writing to an Authorized Officer.

    5.2   Automatic Debit.  In order to cause timely payment to be made to
          ---------------
Bank of all Borrowers' Liabilities as and when due, Borrowers hereby authorize and direct Bank, at Bank's option following the occurrence of an Event of Default, to debit the amount of Borrowers' Liabilities to any ordinary deposit account of Borrowers (including, without limitation, by increasing the principal balance due under the Revolving Loans). Borrowers also hereby authorize and direct Bank to debit the amount of any principal or interest payments due, reimbursement amounts owing under any Letters of Credit Agreement and payable hereunder to any ordinary deposit account of Borrowers (including, without limitation, by increasing the principal balance due under the Revolving Loans), at Bank's option on or after 1:00 p.m. on the applicable due date therefor, regardless of the occurrence of an Event of Default.

    5.3   Conditions Precedent.  Each Revolving Loan made or Letter of Credit
          --------------------
issued by Bank at the request of an Authorized Officer pursuant to this Agreement, the Letter of Credit Agreements or the Other Agreements shall in any event be subject to the following conditions precedent:

    (a)   There shall not then exist an Event of Default or Default.

    (b) The representations and warranties of Borrowers contained in this Agreement shall be true and correct in all material respects as of the date of such Revolving Loan or Letter of Credit with the same effect as though made on such date, except for representations and warranties made as of a specific date which shall be true and correct in all material respect only as of such specified date.

    (c) All of the covenants and agreements of Borrowers in this Agreement, and all of the requirements of this Agreement with respect to such Revolving Loan or Letter of Credit, shall have been complied with in all material respects.

    (d) Bank shall have received a duly executed Guaranty from Boss Balloon Company and Boss Manufacturing Holdings, Inc. in the form of Exhibit 6.1(b)(i).

    (e) Each Borrower and Guarantor shall have duly executed and delivered the Security Agreement in the form of Exhibit 6.1(a)(ii) hereto.

    (f) There shall not have occurred since the date of this Agreement any Material Adverse Effect.

    (g) Each Borrower and each Guarantor shall have established at Bank a Lockbox to which all payments from all Account Debtors shall be mailed. Agreements creating such Lockbox shall provide for all payments arising from items mailed to such Lockbox to be credited to the Cash Collateral Account.

    Each borrowing by Borrowers and issuance of each Letter of Credit hereunder shall be deemed a representation and warranty by Borrowers that the foregoing conditions have been fulfilled as of the date of such borrowing.

    5.4   Offset.  Borrowers agree that, in addition to (and without
          ------
limitation of) any right of set-off, bankers' lien or counterclaim Bank may otherwise have, Bank shall be entitled, at its option on or after 1:00 p.m. on the applicable due date therefor, to offset balances held by it for account of either Borrower at any of its offices, in United States Dollars or in any other currency, against any principal of or interest on any of Bank's Loans, or any other amount payable to Bank hereunder, which is not paid when due (regardless of whether such balances are then due to Borrower);

provided, however, that Bank shall only have the right to offset amounts other than principal and interest payments after the occurrence of an Event of Default.

    5.5   Discretionary Disbursements.  After the occurrence of an Event of
          ---------------------------
Default, Bank, in its sole and absolute discretion, may, immediately upon notice to an Authorized Officer, disburse any or all proceeds of Loans made available to Borrowers pursuant to this Agreement and/or the Other Agreements to pay any reasonable fees, costs, expenses or other amounts required to be paid by Borrowers hereunder and not so paid. All monies so disbursed by Bank shall be a part of Borrowers' Liabilities, payable by Borrowers on demand.

    5.6   Termination Date; Continuance of Obligations, Etc. This Agreement,
          --------------------------------------------------
Bank's obligations to loan monies to Borrowers, and Borrowers' ability to borrow monies from Bank shall be in effect until the earlier to occur of the Revolving Credit Termination Date or the Early Termination Date. Notwithstanding the foregoing and until such date when Borrowers' Liabilities under this Agreement shall be paid in full, (i) Borrowers' obligations hereunder and under the Other Agreements shall continue, (ii) interest shall continue to be paid in accordance with the foregoing, and (iii) Bank shall retain all of its rights and remedies under this Agreement and provided further that the Security Agreement shall remain in effect until all Borrowers' Liabilities (whether or not arising from this Agreement) have been repaid or discharged in full. Upon notice from any of the parties hereto, the parties mutually agree to consult with each other at least forty-five
(45) days prior to the Revolving Credit Termination Date with respect to extensions and/or renewals of the Revolving Credit Commitment.

                       6.  LOANS: CONDITIONS TO LENDING

    6.1   Initial Loan Conditions Precedent.  In addition to those conditions
          ---------------------------------
set forth in Paragraph 5.4 above with respect to all Loans, Letters of Credit and advances hereunder, prior to or contemporaneously with the making of the initial advance of funds, Bank's obligation to make any Loan or issue any Letter of Credit is subject to the Bank's receipt of the following documents, in form and substance satisfactory to Bank, and all of the transactions contemplated by each such document shall have been consummated or each condition contemplated by each such document shall have been satisfied:

    (a)   Documents.  The following documents duly executed by Borrowers:
          ---------

          (i)     this Agreement;

          (ii) the Security Agreement in the form of Exhibit 6.1(a)(ii) hereof;

          (iii)   such Lockbox agreements as Bank shall require;

          (iv)    the Revolving Note;

          (v)     such Other Agreements as reasonably required by Bank;

          (vi) an initial Borrowing Base Certificate in the form of Exhibit 6.1(a)(vi); and

          (vii)   a Purpose Statement of Credit complying with Regulation U.

    (b)   Guaranty Documents.  The following documents duly executed by Boss
          ------------------
Balloon Company and Boss Manufacturing Holdings, Inc.:

          (i)     the Guaranty in the form of Exhibit 6.1(b)(i);

          (ii)    the Security Agreement; and

          (iii)   such Lockbox agreements as Bank shall require.

    (c)   Articles of Incorporation and By-laws.  A copy of each Borrower's
          -------------------------------------
and Guarantor's Articles of Incorporation, together with all amendments through the date hereof, certified by the Secretary of State of its state of incorporation and copies of the By-laws of each Borrower and Guarantors certified by the corporate secretary of the respective Borrower and Guarantor.

    (d)   Good Standing Certificates. A Good Standing Certificate (or
          --------------------------
applicable equivalent certificate) for each Borrower and Guarantor from its state of incorporation and each jurisdiction in which each Borrower and Guarantor reasonably believes is required to be qualified to transact business as a foreign corporation.

    (e)   Board Resolutions.  Certified copies of resolutions of the Board of
          -----------------
Directors of each Borrower and Guarantor authorizing the execution and delivery of and the consummation of the transactions contemplated by this Agreement and the Other Agreements and all other documents or instruments to be executed and delivered in conjunction herewith and therewith by each respective Borrower and Guarantor.

    (f)   Incumbency Certificates.  A certificate of the Secretary (or an
          -----------------------
Assistant Secretary) certifying the names of the officer or officers authorized to sign this Agreement, the Other Agreements and the Other Agreements together with a sample of the true signature of each such officer.

    (g)   Receipt of Financials.  Audited financial statements of Parent for
          ---------------------
the fiscal year ending December 31, 1999.

    (h)   Other Documents.  Such other documents as Bank may reasonably
          ---------------
request.

    6.2   Further Loan Conditions Precedent.  In addition to those conditions
          ---------------------------------
set forth in Paragraph 5.3 and 6.1, prior to or contemporaneously with the making of the initial Revolving Loan and any Revolving Loan thereafter or issuance of any Letter of Credit, Bank's obligation to make such Loan or issuance is subject to the following conditions precedent:

    (a) Borrowers shall have performed all of their covenants and agreements under this Agreement and each of the Other Agreements.

    (b) All of the representations and warranties of Borrowers in this Agreement and the Other Documents and in any certificate or affidavit delivered by Borrowers are, in the sole judgment of Bank, true and correct in all material respects as of the date of such initial Loan or issuance.

    (c) No event or matter will have occurred which, in the sole discretion of the Bank, will constitute a material adverse change in the operations of Borrowers or the business of Borrowers as reflected on the financial statement of Parent provided as set forth in Section 6.1(g).

                7.  REPRESENTATIONS AND WARRANTIES; COVENANTS

    7.1   Representations and Warranties of Borrowers.  Borrowers hereby
          -------------------------------------------
represent and warrant to Bank as of the date hereof and on the date of disbursement of each Revolving Loan or advance or issuance of any Letter of Credit hereunder as follows:

    (a)   Corporate Existence and Authority.  Each Borrower is a corporation
          ---------------------------------
duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to do business and is in good standing under the laws of the jurisdiction in which its principal place of business is located and each other jurisdiction in which the failure to be qualified would have a Material Adverse Effect. Each Borrower has all requisite corporate or other power and authority to conduct its activities as presently conducted, to own its properties and to perform its obligations under this Agreement and the Other Agreements.

    (b)   Authorization: No Conflict.  The execution, delivery and
          --------------------------
performance by each Borrower of this Agreement and the Other Agreements to which it is a party are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) such Borrower's Articles of Incorporation, By-laws or resolutions or (ii) any law or any material contractual restriction binding on or affecting such Borrower or its properties, and do not result in or require the creation of any Lien (except as may be created under this Agreement or the Other Agreements) upon or with respect to any of its properties.

    (c)   No Approval.  Except as otherwise provided herein, no authorization
          -----------
or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrowers and Guarantors of this Agreement or any Other Agreement.

    (d)   Validity and Binding Nature.  This Agreement is, and the Other
          ---------------------------
Agreements when delivered hereunder will be, legal, valid and binding obligations of each Borrower and Guarantor, enforceable against each Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors and to general principles of equity.

    (e)   Financial Condition.  On the Closing Date, except as disclosed on
          -------------------
Schedule 7.1(e) or in the financial statement for the fiscal year ending December 31, 1999 delivered to Bank, Borrowers and their subsidiaries have no material contingent obligations, long-term leases or material forward or long-term commitments.

    (f)   Litigation.  On the Closing Date, except as disclosed on Schedule
          ----------
7.1(f), there is no pending or, to the best knowledge of Borrowers, threatened action, suit, inquiry, investigation, or proceeding affecting, directly or indirectly, Borrowers or any of Borrower's Property before any court, governmental agency or arbitrator. There is no pending or, to the best of Borrowers' knowledge, threatened action, suit, inquiry, investigation, or proceeding affecting, directly or indirectly, either Borrower's or any of Borrower's Property or any of their subsidiaries' Property before any court, governmental agency or arbitrator which would have a Material Adverse Effect. Borrowers and their subsidiaries are not in default with respect to any order, writ, injunction or decree or rule of any court, governmental authority or arbitration board or tribunal, the effect of which default would have a Material Adverse Effect.

    (g)   Securities Transaction.  No proceeds of any Loan or advance made by
          ----------------------
Bank to Borrowers hereunder will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

    (h)   Regulation U. Borrowers are not engaged in the business of
          ------------
extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan or advance made by Bank to Borrowers hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

    (i)   ERISA Termination Event and Funding. No ERISA Termination Event has
          -----------------------------------
occurred nor is expected to occur which would have a Material Adverse Effect with respect to any Plan and all Plans, to the extent governed by ERISA, meet the minimum funding standards of Section 302 of ERISA.

    (j)   Withdrawal Liability and Reportable Events.  Neither of the
          ------------------------------------------
Borrowers nor any ERISA affiliate has incurred, or expects to incur, any withdrawal liability under Section 4201 of ERISA to any Multiemployer Plan, and No Reportable Event (as defined in ERISA) has occurred with respect to any Plan any of which would have a Material Adverse Effect.

    (k)   Taxes.  Borrowers have filed all Federal tax returns required to be
          -----
filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes that such Borrower is contesting in good faith by appropriate legal proceedings and proper reserves therefor have been established on the books of Borrowers to the extent required by GAAP and Borrowers have filed such state tax returns and paid all taxes shown thereon to be due in foreign jurisdictions in which Borrowers reasonably believes filings and payments are required and which the failure to make such filings or payments would have a Material Adverse Effect.

    (l)   Authorized Representatives. Those persons listed on Schedule
          --------------------------
7.1(1), as amended by Borrowers from time to time, are duly authorized to act on behalf of Borrowers pursuant to this Agreement and the Other Agreements.

    (m)   Conflicts.  Borrowers are not a party to any indenture, loan or
          ---------
credit agreement or any lease or other agreement or instrument (including corporate charters or other organizational documents) which is likely to have a Material Adverse Effect on the ability of Borrowers to perform its obligations under this Agreement or the Other Agreements or which would restrict or otherwise limit the incurring of the Debt represented by this Agreement and the Other Agreements.

    (n)   Environmental Matters.  Except as set forth on Schedule 7.1(n),
          ---------------------

          (i) the operations of Borrowers and each of their Subsidiaries comply in all material respects with all Environmental Laws for which noncompliance would have a Material Adverse Effect; and

          (ii) no Hazardous Materials (other than those used in, or disposed of as part of, the ordinary course as part of Borrowers' business as currently conducted) are stored or otherwise located on any Facility owned, leased or operated by such Borrowers and their Subsidiaries, and no part of any such Facility, including the groundwater located thereon or thereunder is contaminated by any Hazardous Materials where any of which would have a Material Adverse Effect.

    (o)   Investment Company Act.  Borrowers are not an "investment company"
          ----------------------
or a company "controlled by an investment company," within the meaning of the Investment Company Act of 1940, as amended.

    (p)   Compliance with Laws.  Borrowers and all of their Subsidiaries are
          --------------------
in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities binding upon or affecting the business, operation or assets of Borrowers and such Subsidiaries and have all necessary permits, licenses, certifications, accreditations and qualifications except to the extent the failure to comply or have such would not have a Material Adverse Effect.

    (q)   Other Agreement Representations.  Borrowers make each of the
          -------------------------------
representations and warranties contained in the Other Agreements to which Borrowers are a party operative and applicable for the benefit of Bank as if the same were set forth at length herein.

    (r)   Subsidiaries.  Borrowers have no subsidiaries except as set forth
          ------------
on schedule 7.1(r) hereof.

    (s)   Labor.  On the Closing Date, except as disclosed on Schedule 7.1(s),
          -----
none of the employees of Borrower is subject to any collective bargaining agreement, and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal employment opportunity proceedings, wage payment or material unemployment compensation proceedings, material workmen's compensation proceedings or other material labor or employee-related controversies pending or threatened involving Borrower and any of its employees. Since the date of this Agreement, Borrowers have not notified Bank of any execution of a collective bargaining agreement. Since the date of this Agreement, there have not been any strikes, work stoppages, unfair labor charges, wage payment or unemployment compensation proceedings, workman's compensation proceedings, and other material labor or employee related controversies which could have a Material Adverse Effect.

    (t)   Solvent Financial Condition.  Borrowers are not now and, after
          ---------------------------
giving effect to all Revolving Loans to be made to it and any Letters of Credit that may be obtained hereunder , at all times will not be, insolvent, nor will the Borrowers' incurrence of obligations, direct or indirect, render it "insolvent." For purposes of this Section 7.1(t), an entity is "insolvent" if (a) the "present fair saleable value" (as defined below) of its assets is less than the amount that will be required to repay its probable liability on its existing Debts; (b) its property constitutes unreasonably small capital for it to carry out its business as currently conducted and as proposed to be conducted including its capital needs; (c) it intends to, or believes that it will, incur Debts beyond its ability to pay such Debts as they mature or the cash available to it after taking into account all other anticipated uses of its cash is anticipated to be insufficient to pay all such amounts on or in respect of its Debt when such amounts are required to be paid; or (d) it believes that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms or the cash available to it after taking into account all other anticipated uses of its cash is anticipated to be insufficient to pay all such judgments promptly. For purposes of this
Section 7.1(t) the following terms have the following meanings: (i) the "present fair saleable value" of a Borrower's assets means the amount which may be realized, within a reasonable time, either through collection or sale of such assets at their "regular market value" and (ii) the term "regular market value" means the amount which a capable and diligent businessman or broker could obtain for the property in question within a reasonable time from an interested buyer who is willing to purchase under ordinary selling conditions.

    (u)   Assets.  Borrowers own, possess or otherwise have rights in all
          ------
assets necessary for the conduct of their businesses.

    (v)   Insurance.  Schedule 7.1(v) sets forth a complete and accurate
          ---------
description of all policies of insurance that will be in effect as of the Closing Date for Borrowers and their Subsidiaries. Each Borrower and its Subsidiaries are adequately insured under all policies of insurance, no notice of cancellation has been received with respect to such policies and Borrower is in compliance with all material conditions contained in such policies. Upon 30 days notice to Bank thereto and consent from Bank (which consent shall not be unreasonably withheld), Borrowers may change insurers provided Borrowers comply with all requirements of the Security Agreement with respect to insurance coverage.

    (w)   Names.  Borrowers have no assumed names and are not doing business
          -----
under any name other than their own company name, except as otherwise disclosed to Bank.

    (x)   Capital Structure.  As of the Closing Date, Schedule 7.1(x)
          -----------------
attached hereto states (i) the name of each holder of Parent's common stock known to Parent as owning in excess of 5% of its common stock and (ii) the ownership by Parent of its Subsidiaries.

    (y)   Financials.  The financial statement of Parent for fiscal year
          ----------
ending December 31, 1999 delivered to Bank presents fairly in all material respects the financial condition of Parent.

    7.2   Affirmative Covenants.  At all times prior to the earlier of the
          ---------------------
Revolving Credit Termination Date or the Early Termination Date and thereafter for so long as any amounts are due or owing to Bank hereunder, each Borrower hereby covenants that it will, unless Bank otherwise consents in writing:

    (a)   Existence.  Do or cause to be done all things necessary to preserve
          ---------
and keep in full force and effect Borrower's existence as a corporation in good standing and all material rights, privileges, and franchises in connection therewith, and maintain its qualification and good standing in all states in which the failure to be so qualified would have a material adverse effect on the financial condition, business or Property of the Borrower.

    (b)   Compliance With Laws, Etc.  Comply in all material respects with
          --------------------------
all laws, ordinances, governmental rules and regulations to which it is subject, and obtain and keep in force any and all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of the Properties or the conduct of the business, which violations or failure to obtain or keep in force would have a material adverse effect on the condition (financial or otherwise), business, or Properties of the Borrower.

    (c)   Payment of Taxes and Other Claims.  Pay or discharge or cause to be
          ---------------------------------
paid or discharged, before the same shall become delinquent, (i) all taxes and other governmental charges levied or imposed upon Borrower or upon the income, profits or property of Borrower, if any, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of Borrower; provided, however, that Borrower shall not be required to pay or discharge or cause to be paid or discharged any such taxes and other governmental charges or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings if reserves have been established on the books of Borrower to the extent required by GAAP.

    (d)   Reporting Requirements.  Keep true books of record and account in
          ----------------------
which full, true and correct entries in accordance with GAAP consistently applied will be made of all dealings or transactions in relation to its business and activities, and an Authorized Officer shall furnish to Bank:

          (i) as soon as possible and in any event within ten (10) days after an Authorized Officer of either Borrower has knowledge of the occurrence of an Event of Default or any event which, with the giving of notice, lapse of time, or both, would constitute an Event of Default, the statement of an Authorized Officer setting forth the details of such Event of Default or event and the action which Borrowers have taken or propose to take to cure the same;

          (ii) as soon as available and in any event within thirty (30) days after the end of each month beginning with the month ending May 31, 2000, an internally-prepared consolidated financial statements of the Parent, including a balance sheet and a income statement as of the end of such month and for the portion of the fiscal year ended at the end of such month, all in reasonable detail and certified (subject to normal year-end adjustments) as to fairness of presentation, in accordance with GAAP, by an Authorized Officer and a Borrowing Base Certificate;

          (iii) for the fiscal year ending December 30, 2000, and for all fiscal years thereafter, as soon as available and in any event within one hundred and twenty (120) days after the close of each fiscal year of the Borrower, consolidated and consolidating financial statements of Parent, including balance sheet, income statement, statements of operation, statements of cash flows and statements of changes in equity as of the end of such fiscal year, which present fairly and accurately in all material respects, the financial condition of the Parent as at such date and the results of operations of the Parent and its subsidiaries for such fiscal year and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, prepared in conformity with GAAP consistently applied, and audited by independent certified public accountant reasonably acceptable to Bank;

          (iv) promptly upon filing with the Securities Exchange Commission, copies of all reports on Form 8-K filed by Parent;

          (v) as soon as available and in any event within ninety (90) days after the close of Borrower's fiscal year end, financial projections detailing annual financial results for the coming fiscal year;

          (vi) immediately after notice to Borrower of the commencement thereof, notice, in writing, of any action, suit, arbitration or other proceeding instituted or commenced against Borrower in which the amount in controversy is in excess of $250,000;

          (vii) if requested by Bank, such Borrower's federal, state and local tax returns, if applicable, as soon as said returns are completed in the form said returns will be filed with the Internal Revenue Service and any state or local department of revenue or taxing authority;

          (viii) covenant compliance statements in the form of Exhibit 7.2(d)(viii) demonstrating compliance as of each fiscal quarter, such certificates to be delivered within 30 days after the end of each fiscal quarter respectively and to be certified by Borrower's Chief Financial Officer; and

          (ix) such other information respecting the condition or operations, financial or otherwise, of such Borrower as Bank may from time to time reasonably request, including, without limitation, periodic accounts receivable agings, accounts payable agings, annual budget and cash flow.

    (e)   Inspection Rights.  At any time or times during normal business
          -----------------
hours, permit Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of and visit the properties of Borrower, all as Bank shall reasonably request, and to discuss the affairs, finances and accounts of Borrower with Authorized Officers; provided that all such activities prior to a Default or an Event of Default shall be at the expense of the Bank.

    (f)   Environmental Disclosure and Inspection.
          ---------------------------------------

          (i) Exercise due diligence in order to comply with all Environmental Laws when failure to comply would result in a Material Adverse Effect.

          (ii) Promptly advise Bank in writing and in reasonable detail of each of the following events or actions which could have a Material Adverse Effect on Borrower's business or operations: (A) any Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws; (B) any and all written communications with respect to Environmental Claims or any Release of Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency; (C) any remedial action taken by Borrower or any other person in response to (1) any Hazardous Material on, under or about any Facility, the existence of which is reasonably likely to give rise to an Environmental Claim, or (2) any Environmental Claim; (D) Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and (E) any request for information from any governmental agency indicating that such agency has initiated an investigation as to whether Borrower may be potentially responsible for a Release or threatened Release of Hazardous Materials.

          (iii) At its own expense, provide copies of such documents or information as Bank may reasonably request in relation to any matters disclosed pursuant to this Paragraph.

          (iv) Promptly take any and all remedial action reasonably deemed necessary by Borrower in connection with the presence, storage, use, disposal, transportation, Release or threatened Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations where the failure to take such action could have a Material Adverse Effect. In the event Borrower undertakes any remedial action with respect to any Hazardous Material on, under or about any Facility, Borrower shall conduct and complete such remedial action in compliance with all applicable Environmental Laws.

    (g)   Insurance.  At its sole cost and expense, keep and maintain
          ---------
business interruption insurance and public liability and property damage insurance with respect to its property, the operation thereof and its business against such casualties, contingencies and risks (including, but not limited to, public liability and employee dishonesty) and in amounts not less than adequate to protect its property and operations and its ownership and use of its assets. Upon the request of Bank, an Authorized Officer shall promptly deliver to Bank a certificate of insurance and evidence of payment of all premiums for each such policy.

    7.3   Negative Covenants.  Prior to the earlier of the Revolving Credit
          ------------------
Termination Date or the Early Termination Date and thereafter for so long as any amount is due or owing to Bank hereunder, unless Bank shall otherwise consent in writing, each Borrower shall not:

    (a)   Liens Etc.  Create or suffer to exist any Lien, other charge or
          ----------
encumbrance, or any other type of preferential arrangement, upon or with respect to any of the assets of any Borrower, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, except for the following Liens ("Permitted Liens"):

          (i) Liens arising under this Agreement, the Security Agreement, and any other lien granted or to be granted in any Other Agreements in favor of Bank;

          (ii) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and reserves are set aside therefor to the extent required by GAAP;

          (iii) deposits or pledges to secure (A) statutory obligations; (B) surety or appeal bonds; (C) bonds for release of attachment, stay of execution or injunction; or (D) performance of bids, tenders, contracts
(other than for the repayment of Debt) or leases, or for purposes of like general nature in the ordinary course of its business;

          (iv) any Lien renewing, extending or refunding any Lien in amounts not to exceed $500,000 in any 12 month period permitted by clauses
(i) through (iii) above, provided that the principal amount secured is not increased, and the Lien is not extended to other property;

          (v) Liens currently existing on Property of the Borrowers and disclosed on Schedule 7.3(a)(v) hereto; and

          (vi) any Lien (A) on assets acquired, constructed or improved by the Borrower, provided that (1) the Lien and Debt secured thereby is incurred prior to or within 90 days after such acquisition or completion of such construction or improvement (2) the Debt secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such asset, (3) such security interests shall not apply to any other property or assets of the Borrower and (B) existing on any fixed or capital asset prior to the acquisition thereof by the Borrower in an acquisition of the business or any part of a business of any Person provided (1) such Lien is not created in contemplation of such acquisition, (2) such Lien shall not apply to any other property of the Borrower and (3) such Lien shall secure only those obligations which it secures on the date of such acquisition, and provided further that the aggregate outstanding principal amount of all such Debt secured by Liens permitted in this Section 7.3(a)(vi) does not exceed $500,000 in any 12 month period.

    (b)   Maintain Existence, Merger, Negative Pledge, Etc.  (i) dissolve or
          -------------------------------------------------
liquidate or (ii) except as specifically permitted by this Agreement, grant a security interest in, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any assets (other than inventory held for sale in the ordinary course of business and obsolete goods or equipment) of any Borrower (whether now owned or hereafter acquired) to any Person; or (iii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of any Borrower (whether now owned or hereafter acquired) to any Person (other than a Borrower hereunder); or (iv) except as may otherwise be permitted hereunder, engage in any transaction out of the ordinary course of business (and any acquisition of assets or the stock of any Person, other than inventory in the ordinary course, shall be deemed to out of the ordinary course of business), or (v) merge or consolidate with any Person.

    (c)   Transactions with Affiliates.  Enter into, or be a party to, any
          ----------------------------
transaction with any Affiliate (other than any Borrower or Guarantor), except in the ordinary course of, and pursuant to the reasonable requirements of, Borrower's business and upon fair and reasonable terms which are fully disclosed to Bank and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

    (d)   Lines of Business.  Make any change in or engage in any line of
          -----------------
business other than the development, manufacture distribution or sale of the types of products or services constituting Parent's and its subsidiaries business on the Closing Date, provided Parent and its Subsidiaries shall be permitted to grant licenses in their names and tradenames for their products and services and provided further that Bank will not unreasonably withhold any consent to other lines of business.

    (e)   Subsidiaries.  Create or acquire any Subsidiaries without notifying
          ------------
the Bank, and if directed by the Bank to do so, without making such Subsidiary a Guarantor and causing such Subsidiary to assume the Security Agreement

    (f)   Loans, Investments and Guaranties.  Make any loans or other
          ---------------------------------
advances of money to or make any investments in any Person, including without limitation, any of Borrowers' Affiliates or Subsidiaries or guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable with respect to the Debt of any Person, including Borrowers' Subsidiaries and Affiliates, other than loans, advances, investments, guaranties, as follows: (i) Loans to its Subsidiary, Boss Manufacturing Holdings, Inc. not to exceed $1,500,000 at any one time; (ii) loans to its Subsidiary Boss Balloon Company; (iii) in all other cases, investments or advances after the Closing Date to wholly owned Subsidiaries not to exceed $750,000; and (iv) guaranties or endorsements in favor of Bank; and (iv) Large Cap Stocks not to exceed in value 10% of Parent's Consolidated Tangible Net Worth provided such purchases are made only from cash on hand of the Parent prior to the date of this Agreement and that under no circumstances shall any loan proceeds from this Agreement be used to purchase or carry any such investment.

    (g)   Borrowed Debt.  Create, incur, assume or suffer to exist any
          -------------
Borrowed Debt by itself or any of its Subsidiaries other than (i) Debt to Bank; (ii) Debt secured by liens permitted by Section 7.2(a)(iv) hereof; and
(iii) Debt disclosed on Schedule 7.3(g) hereto.

    7.4   Financial Covenants.  At all times prior to the earlier of the
          -------------------
Revolving Credit Termination Date and the Early Termination Date and thereafter for so long as any amount is due and owing to this Bank hereunder, Borrowers hereby covenant to meet the requirements of the following financial covenants.

    (a) The Debt Service Coverage Ratio of Parent on a consolidated basis (measured quarterly commencing the end of December 30, 2000 and measured each quarter thereafter on a rolling four quarter basis) shall be not less than 1.10:1.

    (b) The Current Ratio (measured quarterly beginning June 30, 2000) shall be not less than 1.15:1.

    (c) Tangible Net Worth shall not be less than $16,500,000 plus 25% of the Parent's Net Income on a consolidated basis cumulatively for the years ended 2000 and 2001.

    (d) Debt to Tangible Net Worth Ratio (measured as of June 30 and December 31 of each year commencing June 30, 2000) shall not be greater than 1.50:1.

    7.5   Maintenance of Accounts.  Borrowers agree to maintain their primary
          -----------------------
operational accounts with Bank in a non-interest bearing demand deposit account with Bank (the "Operating Account"). Borrower acknowledges that Bank will charge Borrower standard service charges in effect from time to time for various services performed by Bank in connection with any aspect of the relationship between Borrower and Bank, and Borrower hereby agrees that if such service charges exceed the credit to Borrower arising from earnings attributable to funds on deposit with Bank in the Operating Account, such service charge deficiency shall be deducted by Bank from Borrower's Operating Account, monthly, in arrears, within ten (10) days following the end of each month. Bank may cause interest and other amounts payable on the obligations of Borrower to Bank hereunder to be paid by making a direct charge to the applicable Operating Account in accordance with the terms hereof.

    7.6   Clean Down Requirement.  Borrowers covenant and agree that in each
          ----------------------
of the Borrowers' fiscal years, all Revolving Loans outstanding throughout one consecutive sixty day period (the "Clean Down Period") will not exceed $5,000,000 for any Clean Down Period exclusive of Letters of Credit.

    7.7   Bank Accounts.  At all times prior to the earlier of the Revolving
          -------------
Credit Termination Date and the Early Termination Date and thereafter for so long as any amount is due and owing hereunder, Borrowers hereby covenant that they will not permit deposits in any accounts of Borrowers and their subsidiaries who are Guarantors other than those with Bank, to exceed in the aggregate of $50,000.

                                 8.  DEFAULT

    8.1   Events of Default.  The occurrence of any one of the following
          -----------------
events shall constitute a default ("Event of Default") by Borrowers under this Agreement:

    (a) Any Borrower or Guarantor fails or neglects to make any payment of principal and interest hereunder or under any of the Other Agreements when due;

    (b) Borrowers fail to keep or observe any covenant contained in Section 7.3(b) or 7.4;

    (c) Any Borrower or Guarantor fails to perform the covenants contained in Sections 4.1 - 4.7 of the Security Agreement;

    (d) Any Borrower or Guarantor fails or neglects to perform, keep or observe any covenant or agreement contained in this Agreement or in the Other Agreements (other than those set forth in clause (a) and (b) above) which is required to be performed, kept or observed by such Borrower or Guarantor and such failure continues for thirty (30) days after notice thereof is received by Borrowers from Bank;

    (e) any representation or warranty made by Borrowers herein or by any Borrower or Guarantors in any Other Agreement is breached in any material respect or is false or misleading in any material respect, or any exhibit, schedule, certificate, financial statement, report, notice or other writing furnished by Borrowers or any of its officers, employees, or agents to Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

    (f) Any Borrower or Guarantor is in default upon any agreement for Borrowed Debt for which such default may give rise to the acceleration of an aggregate principal amount of Borrowed Debt of $100,000;

    (g) a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation shall be filed by either Borrower or any Guarantor or if either Borrower or any Guarantor shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by either Borrower or any Guarantor for its dissolution or liquidation;

    (h) either Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs or if a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed against either Borrower or if any case or proceeding is filed against Borrower for its dissolution or liquidation and such injunction, restraint or petition is not dismissed or stayed within forty-five (45) days after the entry or filing thereof;

    (i) an application is made by either Borrower or any Guarantor for the appointment of a receiver, trustee or custodian for any of either of Borrowers' or any Guarantor's assets;

    (j) an application is made by any Person for the appointment of a receiver, trustee or custodian for the assets of either Borrower or any Guarantor and the same is not dismissed within forty-five (45) days after the application therefor;

    (k) either Borrower or any Guarantor becomes insolvent or is unable generally to pay its Debts as they become due;

    (l) the occurrence of a material breach, a default or an event of default by a Borrower or any Guarantor under any of the Other Agreements or the Guarantor documents after any cure period applicable to any such default or event of default has expired;

    (m) the entry of final judgment or judgments for the payment of money in excess of $100,000 in the aggregate in any one calendar year and the same shall not be (i) fully covered by insurance, or (ii) within 30 days after the entry thereof, have been discharged or execution stayed pending appeal, or shall not have been discharged within five days after the expiration of any such stay; and

    (n)   a Change of Control.

    8.2   Cumulative Remedies.  All of Bank's rights and remedies under this
          -------------------
Agreement and the Other Agreements are cumulative and non-exclusive.

    8.3   Suspension of Commitment; Acceleration and Early Termination of
          ---------------------------------------------------------------
Loans.  Upon the occurrence of an Event of Default, (a) upon notice by Bank
-----
to an Authorized Officer, Borrowers' Liabilities shall be immediately due and payable, unless there shall have occurred an Event of Default under subparagraphs 8.1(g) through 8.1(k), in which case Borrowers' Liabilities shall automatically become due and payable without notice or demand, and (b) by, Bank or Borrower, Bank shall have no further obligation to and may then forthwith cease advancing monies or extending credit to, or for the benefit of, Borrower under this Agreement and the Other Agreements.

    8.4   Manner of Application: Waiver of Setoff Prohibition.  After the
          ---------------------------------------------------
occurrence of an Event of Default, Borrowers waive the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrowers' Liabilities and after the occurrence of an Event of Default, Borrowers agree that Bank shall have the right, in its absolute and sole discretion, to apply and re-apply any and all such payments in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. After the occurrence of an Event of Default, Borrowers further waive any right under or benefit of any law that would restrict or limit the right or ability of Bank to obtain payment of Borrowers' Liabilities, including any law that would restrict or limit Bank in the exercise of its right to appropriate any indebtedness owing from Bank to Borrowers and any deposits or other property of Borrower in the possession or control of Bank and apply the same toward or setoff the same against the payment of Borrowers' Liabilities.

                                 9.  GENERAL

    9.1   Payment Application Date.  Any check, draft, or similar item of
          ------------------------
payment by or for the account of Borrowers delivered to Bank on account of Borrowers' Liabilities shall be applied by Bank on account of Borrowers' Liabilities on the date final settlement thereof is reflected by irrevocable credit to Bank.

    9.2   Survival of Representations and Warranties.  Each Borrower
          ------------------------------------------
covenants, warrants and represents to Bank that all representations and warranties of each Borrower contained in this Agreement and the Other Agreements shall be true at the time of such Borrower's execution of this Agreement and the Other Agreements and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

    9.3   Integration; Amendment; Assignment; Participation.
          -------------------------------------------------

    (a) This Agreement and the Other Agreements constitute the entire agreement and understanding between the parties relating to the subject matter hereof and supersede all prior agreements, including without limitation the Commitment Letter with respect to the commitment to provide a line of credit. This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by an Authorized Officer, on behalf of Borrowers, and Bank.

    (b) Borrowers shall not assign any of their obligations and rights under this Agreement. Bank shall have the right to assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Revolving Credit Commitment and the Other Agreements). Upon any such assignment, (i) the assignee shall become a party hereto and, to the extent of such assignment, have all rights and obligations of Bank hereunder and under the Other Agreements, (ii) Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations hereunder and under the Other Agreements and (iii) Bank shall provide Borrowers' notice thereof. Borrowers hereby agree to execute and deliver such documents, and to take such other actions, as Bank may reasonably request to accomplish the foregoing. Notwithstanding any other provision herein to the contrary, Bank and Borrowers agree that Borrowers shall not be required to pay any of the costs, fees or expenses of any assignment by Bank.

    (c) In addition to the assignments permitted in subsection (b) of this Paragraph, Bank and any assignee pursuant to subsection (b) above shall have the right to grant participations to one or more banks or other financial institutions in or to any Loan hereunder (and the Other Agreements) without consent from Borrowers.

    9.4   No Waiver.  The acceptance by Bank of any partial payment after the
          ---------
time when any of Borrowers' Liabilities become due and payable will not establish a custom, or waive any rights of Bank to enforce prompt payment hereof. Bank's failure at any time or times hereafter to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Bank of an Event of Default by Borrower under this Agreement or the Other Agreements shall not suspend, waive or affect any other Event of Default by Borrowers under this Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants or representations of Borrowers contained in this Agreement or the Other Agreements and no Event of Default by Borrowers under this Agreement or the Other Agreements shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is by an instrument in writing by Bank specifying such suspension or waiver and is given pursuant to the requirements of Paragraph 9.12 hereof.

    9.5   Severability.  If any provision of this Agreement or the Other
          ------------
Agreements or the application thereof to any Person or circumstance is held invalid or unenforceable, only such portion as applicable law requires to be held invalid shall be unenforceable as to such Person, the remainder of this Agreement and the Other Agreements as to such Person and the application of such provision to other Persons or circumstances will not be affected thereby and the provisions of this Agreement and the Other Agreements shall be severable in any such instance.

    9.6   Successors and Assigns. This Agreement and the Other Agreements
          ----------------------
shall be binding upon and inure to the benefit of the respective successors and assigns of Borrowers and Bank. This provision, however, shall not be deemed to modify Paragraph 9.3 hereof.

    9.7   Conflict with Other Agreements.  The provisions of the Other
          ------------------------------
Agreements are incorporated in this Agreement by this reference thereto. Except as otherwise provided in the Other Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Agreement shall govern and control.

    9.8   No Impairment by Termination.  Except to the extent provided to the
          ----------------------------
contrary in this Agreement and in the Other Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of any Borrower in any way or respect relating to (a) any transaction or event occurring prior to such termination or cancellation, and/or (b) any of the undertakings, agreements, covenants, warranties and representations of any Borrower contained in this Agreement or the Other Agreements. All such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation.

    9.9   Waivers.  Except as otherwise specifically provided in this
          -------
Agreement, Borrowers waive any and all notice or demand which Borrower might be entitled to receive with respect to this Agreement or the Other Agreements by virtue of any applicable statute or law and waives presentment, demand and protest and notice of presentment, protest, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Bank on which Borrowers may in any way be liable and hereby ratifies and confirms whatever Bank may do in this regard.

    9.10  Indemnification.  In consideration of the Bank's execution and
          ---------------
delivery of this Agreement and the Bank's agreement to extend the Revolving Credit Commitment, the Borrowers hereby agree to indemnify, exonerate and hold the Bank and each of its officers, directors, employees and agents (herein collectively called the "Bank Parties" and individually called a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, costs (including, without limitation, all documentary or other stamp taxes or duties), liabilities and damages, and expenses in connection therewith (irrespective of whether such Bank Party is a party to the action for which indemnification hereunder is sought) (the "Indemnified Liabilities"), including without limitation, reasonable attorneys' fees and disbursements, incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to:

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Revolving Loan;

          (b) the execution, delivery, performance, administration or enforcement of this Agreement or the Other Agreements in accordance with their respective terms by any of the Bank Parties;

          (c) The presence on or under any Property of the Hazardous Material or underground storage tank, or any releases or discharges of any Hazardous Material, on, under or from the Property (including residual contamination thereon or thereunder), or affecting natural resources; or the performance of any activity undertaken on or off the Property or relating to the generation, use, handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material at any time located on any Property, irrespective whether (i) Borrower or any of its employees, agents, contractors or subcontractors, (ii) any predecessor in title, or any employees, agents, contractors or subcontractors of the predecessor in title, or (iii) any third Persons occupying or present on any Property who engaged in such activity prior to, during or subsequent to the term of this Agreement or whether such activities were or will be taken in accordance with applicable laws, regulations, codes and ordinances, except for any such Indemnified Liabilities arising solely on account of such Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing agreements described in this Section 9.10 may be unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law; or

          (d) any misrepresentation or breach of any warranty or covenant herein; provided, however, that nothing in this Section 9.10 shall require indemnification of any claim finally determined to be caused solely by Bank's gross negligence or willful misconduct.

    Borrowers' obligations under this Section 9.10 shall survive repayment of the Revolving Loans and Revolving Note and the termination of this Agreement or any of the Other Agreements. Borrowers' obligations hereunder shall be part of Borrowers' Liabilities and shall be subject to any lien or security interest securing the repayment of Borrowers' Liabilities.

    9.11  Governing Law.  This Agreement and the Other Agreements are
          -------------
submitted by Borrowers at Bank's place of business in Peoria, Illinois. This Agreement and the Other Agreements shall be deemed to have been made at Peoria, Illinois. This Agreement and the Other Agreements shall be governed and controlled by the laws of the State of Illinois without regard to that State's principles of conflict of laws.

    9.12  Notices.  All notices, consents, requests, demands and other
          -------
communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or parties as specified below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission, in each case addressed as follows:

    If to Borrowers:
                           Boss Holdings, Inc.
                           221 W. First Street
                           Kewanee, Illinois 61443
                           Attn:  President
    with a courtesy copy to:
                           Boss Holdings, Inc.
                           221 W. First Street
                           Kewanee, Illinois 61443
                           Attn:  General Counsel

    If to Bank:
                           American National Bank and Trust Company of Chicago 124 S.W. Adams Street
                           Peoria, Illinois
                           Phone: (309) 672-6211
                           Fax:   (309) 672-7930
                           ATTN:  Commercial Banking Department

    with a copy to:   The Law Department at the above address.

    The parties hereto may designate such other address or telecopy number by written notice in the aforesaid manner.

    9.13  FORUM; AGENT; VENUE; JURY TRIAL WAIVER. TO INDUCE BANK TO ACCEPT
          --------------------------------------
THIS AGREEMENT AND THE OTHER AGREEMENTS, BORROWERS AND BANK, IRREVOCABLY AGREE THAT, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER, OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR THE OTHER AGREEMENTS SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN PEORIA, ILLINOIS. BORROWERS AND BANK HEREBY CONSENT AND SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. BORROWERS AND BANK HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWERS BY BANK IN ACCORDANCE WITH THIS PARAGRAPH. BORROWERS HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH SUCH BORROWER IS A PARTY WHICH IS IN ANY WAY CONNECTED OR RELATED TO THIS AGREEMENT OR THE OTHER AGREEMENTS.

    9.14  Reimbursement of Expenses.  If, at any time or times prior or
          -------------------------
subsequent to the date hereof, regardless of whether or not a Default or Event of Default then exists or any of the transactions contemplated hereunder are concluded, Bank employs counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses in connection with: (A) the negotiation and documentation of this Agreement and the Other Agreements (not to exceed $10,000) and any amendment of or modification hereto or thereto; (B) the administration of this Agreement or any of the Other Agreements and the transactions contemplated hereby and thereby; (C) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Bank, any Borrower or any other Person) in any way relating to this Agreement or any of the Other Agreements or any Borrower's affairs; (D) any attempt to enforce any rights of Bank against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the Other Agreements; or (E) any attempt to protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon any Property given to Bank as security for the Borrowers' Liabilities and, after a Default or Event of Default, any attempt to inspect or verify any Property given as security for Borrowers' Liabilities; then in any such event, the reasonable attorneys' fees arising from such services and all reasonable expenses, costs, charges and other fees of such counsel or of Bank or relating to any of the events or actions described in this Section shall be payable, and upon demand by Borrowers to Bank, and shall be additional Borrowers' Liabilities hereunder. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include reasonable accountants' fees, costs and expenses; court costs and expenses; reasonable photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; reasonable secretarial over-time charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Bank) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Agreements, or the creation of any of the Borrowers' Liabilities hereunder, by reason of any existing or hereafter enacted federal or state statute, Borrowers will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Bank harmless from and against liability in connection therewith. Borrowers' obligations pursuant to this Section 9.14 shall survive the termination of this Agreement. Bank agrees to notify Borrowers of any amounts charged to Borrowers pursuant to the terms hereof.

    9.15  Revival.  To the extent that Bank receives any payment on account
          -------
of Borrowers' Liabilities and any such payment or any part thereof subsequently is invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment received, Borrowers' Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment had not been received by Bank and applied on account of Borrowers' Liabilities.

    9.16  Confidentiality of Information.  Bank agrees to maintain any
          ------------------------------
Confidential Information that it may receive from any Borrower or any Guarantor confidential and may not disclose such information to any person or entity without either (a) the prior written consent of the Borrower or Guarantor originally furnishing such Confidential Information or (b) the written agreement of such person or entity receiving such Confidential Information to be bound by the terms this Section 9.16. However, Bank or any successor or assign of Bank with respect to the Borrowers' Liability (the "Disclosing Party") may disclose such Confidential Information: (i) to legal counsel of the Disclosing Party; (ii) to other professional advisors of the Disclosing Party (but only if they have been informed of the confidential nature of such Confidential Information and agree in writing to be bound by the terms of this Section); (iii) to regulatory officials having jurisdiction over the Disclosing Party; (iv) to any actual or potential successor or assign of Bank (or participant with Bank) with respect to the Borrowers' Liability (but only if they have been informed of the confidential nature of such Confidential Information and agree in writing to be bound by the terms of this Section); and (v) as required by law or legal process or in connection with any legal proceeding to which the Disclosing Party is a party or is otherwise subject. For purposes of this Section 9.16 "Confidential Information" means: (i) information not available to the public concerning any Borrower's or any Guarantor's business and financial affairs delivered by or on behalf of any Borrower or any Guarantor to the Bank and which Borrower has designated as confidential; and (ii) analyses, compilations, forecasts, studies and other documents prepared on the basis of such information by Bank, its agents, representatives, attorneys, advisors, affiliates, employees or consultants.

    9.17  Acknowledgments.  Borrowers acknowledge that (i) they have been
          ---------------
advised by counsel of its choice with respect to this Agreement and the transactions contemplated hereby, (ii) each of the waivers set forth herein was knowingly and voluntarily made; and (iii) the obligations of Bank hereunder, including the obligation to advance and lend funds to Borrowers in accordance herewith, shall be strictly construed and shall be expressly subject to compliance by the Borrower in all respects with the terms and conditions herein set forth.

    9.18  Headings.  Paragraph and Section headings used in this Agreement
          --------
are for convenience only and shall not affect the construction or interpretation of this Agreement.

    9.19  Counterparts; Facsimile.  This Agreement may be executed in two or
          -----------------------
more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The parties hereto may deliver by facsimile this executed Agreement, and such facsimile may be treated as an original signature until the original is delivered by the other party.

    9.20  Governing Agreement.  If this Agreement or any of its provisions
          -------------------
are inconsistent with any of the provisions or any Letter of Credit Agreement, this Agreement shall control.

                           [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.


BOSS HOLDINGS, INC.,
a Delaware corporation

By:  /s/ J. Bruce Lancaster
     -----------------------------
J. Bruce Lancaster,
Executive Vice President


BOSS MANUFACTURING COMPANY,
a Delaware corporation

By:  /s/ J. Bruce Lancaster
     -----------------------------
J. Bruce Lancaster,
Executive Vice President


AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association

By:  /s/  James M. Corkery
     -----------------------------
James M. Corkery,
First Vice President